NEWS RELEASE
For Immediate Release


   ATLANTIC     AMERICAN  CORPORATION   COMPLETES   ACQUISITION  OF  ASSOCIATION
                CASUALTY INSURANCE COMPANY AND ASSOCIATION RISK MANAGEMENT GENERAL AGENCY, INC.

Expands Operations Into Texas, New Mexico And Arizona/Adds Depth To Management Team
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ATLANTA,  Georgia,  July 6, 1999--Atlantic  American  Corporation  (NASDAQ:AAME)
today announced that, effective July 1, it has completed its acquisition of 100% of the outstanding stock of Association Casualty Insurance Company (Association Casualty) and its affiliate Association Risk Management General Agency, Inc. (ARMGA), both of Austin, Texas. The total consideration for the transaction was $32.5 million with $8.5 million paid in the form of common stock of Atlantic American Corporation, and the remaining $24.0 million paid in cash obtained from borrowings under credit facilities and other available funds. Of the total consideration, $21.1 million will be paid to acquire Association Casualty and $11.4 million will be paid to acquire ARMGA.

Association Casualty specializes in underwriting workers' compensation insurance in the State of Texas, and is rated A- ("Excellent") by A.M. Best Company. ARMGA operates as a general agency providing workers' compensation coverage through independent agents, insuring a broad range of business interests, as well as placing all other property and casualty lines of coverage for Propane Gas Dealers of Texas. By leveraging the experience and expertise of Atlantic American's subsidiary, Georgia Casualty & Surety Company, Atlantic American will aid in Association Casualty's expansion into underwriting other property and casualty lines of business.

"This acquisition expands Atlantic American's coverage outside the Southeast and builds on our concept of developing a portfolio of specialized, regional insurance companies," stated Hilton H. Howell, Jr., president and chief executive officer of Atlantic American. "Not only will this transaction provide us with a number of cross-marketing opportunities, it adds years of industry knowledge and expertise to our management team."

Harold Fischer, founder and president of both Association Casualty and ARMGA, will continue with the companies he founded and will also be joining the board of directors of Atlantic American Corporation. Atlantic American plans to work with the existing management team to develop cross marketing opportunities with Atlantic American's other insurance operations.


Atlantic American is an insurance holding company involved in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company and Self-Insurance
Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

      Hilton H. Howell, President and
      Chief Executive Officer                   Janice Kuntz
      Atlantic American Corporation             Fleishman-Hillard
      (404) 266-5500                            (404) 659-4446